                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))


/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

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                (Name of Registrant as Specified In Its Charter)

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Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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
                                 [LETTERHEAD]

February 28, 1995

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of First National Bancorp Shareholders which will be held at the Georgia Mountains Center, downtown Gainesville, on Wednesday, April 19, 1995. Ample parking should be available on the Center's adjoining parking decks.

     There will be a reception in Rooms B and C beginning at 3:30 p.m., during which we hope you will join us for refreshments and get a chance to meet and talk to the Directors and Senior Officers of Bancorp and the Affiliate Banks.

     The Annual Meeting will be held in the Georgia Mountains Center Theatre beginning at 4:00 p.m., and should be adjourned by no later than 5:00 p.m.

     The official Notice, Proxy, Proxy Statement and Annual Report to Shareholders are enclosed. Your proxy card is located in the window on the front of this package of documents. It would be most helpful to us if you would kindly complete, sign and mail your proxy card as soon as possible in the enclosed envelope, addressed to First National Bancorp, Midtown Station, P.O. Box 949, New York, NY 10138-0749. (Note: this address is for mailing proxy cards only.)

     We would greatly appreciate you voting "FOR" the Directors nominated, "FOR" the 1995 Employee Stock Option Plan proposal, and "FOR" the proposal to ratify KPMG Peat Marwick LLP as independent auditors of the Company for the 1995 year.

     We look forward to being with you at the meeting.

Cordially,

Richard A. McNeece
- ------------------
Richard A. McNeece
Chairman and Chief Executive Officer

Enclosures

                             FIRST NATIONAL BANCORP

                           GAINESVILLE, GEORGIA 30503

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 19, 1995

TO THE HOLDERS OF COMMON STOCK
OF FIRST NATIONAL BANCORP

     The Annual Meeting of Shareholders of First National Bancorp will be held in the Theatre at the Georgia Mountains Center, 301 Main Street, Gainesville, Georgia, on Wednesday, April 19, 1995, at 4:00 p.m., Gainesville time, for the following purposes:

1. To elect twenty-two Directors to serve until the 1996 Annual Meeting of Shareholders.

2. To vote on the proposal to establish the 1995 Employee Stock Option Plan.

3. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1995.

4. To transact such other business as may properly come before the meeting and any adjournments thereof. Management at present knows of no other business to be presented at the meeting, other than the report of Management and presentation of the financial statements. If other matters properly come before the meeting, the persons named in the Proxy will have discretionary authority to vote proxies with respect to such matters after considering the recommendations of management.

     Shareholders of record at the close of business on February 17, 1995, are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          For the Board of Directors,

                                          Richard A. McNeece
                                          ------------------
                                          Richard A. McNeece
                                          Chairman and Chief Executive Officer

Gainesville, Georgia
February 28, 1995
                                   IMPORTANT

SHAREHOLDERS CAN HELP THE COMPANY AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ENSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT THE NECESSARY QUORUM MAY BE REPRESENTED AT THE MEETING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             FIRST NATIONAL BANCORP

                           GAINESVILLE, GEORGIA 30503

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 19, 1995

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished to the shareholders of First National Bancorp (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for the purposes stated herein for use at the Annual Meeting of Shareholders to be held in the theater of the Georgia Mountains Center, 301 Main Street, Gainesville, Georgia, on Wednesday, April 19, 1995, at 4:00 p.m., Gainesville time, or any adjournment thereof. THE COST OF THIS SOLICITATION OF PROXIES WILL BE BORNE BY THE COMPANY.

     The Company's executive offices are located at 303 Jesse Jewell Parkway, Suite 700, P. O. Drawer 937, Gainesville, Georgia 30503. The approximate date of the mailing of this Proxy Statement to shareholders is February 28, 1995.

                              REVOCATION OF PROXY

     The Board of Directors encourages the personal attendance of shareholders at the Annual Meeting, and the giving of the proxy does not preclude the right to vote in person, should the person giving the proxy so desire. The person giving the proxy has the power to revoke the proxy at any time before the proxy is exercised.

                          VOTING AND OUTSTANDING STOCK

     The close of business on February 17, 1995, has been fixed as the record date for the determination of shareholders of the Company entitled to vote at the Annual Meeting. At the close of business on that date, the Company had issued and outstanding 16,557,045 shares of common stock, $1.00 par value.

     In the election of Directors, each shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are Directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of Directors multiplied by the number of shares shall equal, or to distribute them on the same principle among as many candidates as that shareholder may see fit. For all other purposes, each share is entitled to one vote and except as otherwise stated in this Proxy Statement, a majority of shares voted shall constitute the affirmative act of the shareholders. The cumulative voting rights referred to above have the effect of giving minority interests a greater chance to elect a director to the Board and would help preclude a takeover by spreading control of the Board among a greater number of shareholders. There are presently no other provisions in the Company's Articles of Incorporation or Bylaws that the Board of Directors believe would have an anti-takeover effect.

                      DIRECTOR AND MANAGEMENT INFORMATION

     The twenty-two (22) persons listed below as Director Nominees will be nominated to serve until the 1996 Annual Meeting of Shareholders. Unless otherwise directed, it is the intention of the persons named in the proxy to vote for the election of the Nominees listed below. Additional biographical information concerning these Director Nominees is included below under the caption "Director Nominees." Please refer to the paragraph entitled "BYLAWS PROVISIONS FOR ELECTION OF DIRECTORS" for a discussion about setting the number of Directors and nominations for election of Directors.

DIRECTOR NOMINEES

                JANE WOOD BANKS               EDWIN C. POSS
                THOMAS S. CHEEK               PAUL J. REEVES
                JOHN A. FERGUSON, JR.         A. ROY ROBERTS, JR.
                JAMES H. HARRIS, JR.          RICHARD L. SHOCKLEY
                RAY C. JONES                  HAROLD L. SMITH
                ARTHUR J. KUNZER, JR.         W. WOODROW STEWART
                W. L. LESTER                  BOBBY M. THOMAS
                RICHARD A. McNEECE            JAMES A. WALTERS
                PETER D. MILLER               MACK G. WEST
                LOY D. MULLINAX               J. MICHAEL WOMBLE
                J. KENNETH NIX, SR.           JOE WOOD, JR.

     The following are the names and ages of the Director Nominees, the year each individual began continuous service as a Director of the Company, and the business experience of each, including principal occupations, at present and for at least the past five years.

     Mrs. Jane Wood Banks, age 68, became a Director at the origination of the Company in 1981. Mrs. Banks is a private investor concentrating in real estate management and the management of various other holdings that include listed securities. Mrs. Banks has also served since 1981 as a Director of The First National Bank of Gainesville, Gainesville, Georgia, the first affiliate bank of the Company.

     Mr. Thomas S. Cheek, age 63, became a Director in 1987 when the Bank of Banks County became an affiliate of the Company. Mr. Cheek is President of Mt. View Enterprises, Inc., a company concentrating in land development. Mt. View Enterprises, Inc. was formed in 1992. Mr. Cheek was in the land development business for several years on a private investor basis prior to formation of Mt. View Enterprises, Inc. He previously served as Chairman of Vintage Enterprises, Inc., Gainesville, Georgia, where he also served in other capacities such as President and Chief Executive Officer during the years from 1967 until he resigned as a Director and Officer in January 1990. Vintage Enterprises, Inc., manufactured factory built homes. The manufacturing plant is now closed. Mr. Cheek has served as a Director and as the Chairman of Bank of Banks County, Homer, Georgia, since the bank was founded in 1974.

     Mr. John A. Ferguson, Jr. age 55, became a Director of the Company in 1994. Mr. Ferguson has been associated with Northeast Georgia Medical Center since 1964 in various positions including Hospital Administrator and Executive Director and became President in 1975. The organization was restructured in 1986 and Mr. Ferguson was named President and C.E.O. of Northeast Georgia Health Services, Inc. which is the corporate umbrella for Northeast Georgia Medical Center, Northeast Georgia Health Resources, and other medical related ventures which provide nursing, health care, and physical fitness programs for the Northeast Georgia area. Mr. Ferguson has served as a Director of The First National Bank of Gainesville since 1992.

     Mr. James H. Harris, Jr., age 69, became a Director in 1987, shortly after The Citizens Bank, Toccoa, Georgia, became an affiliate of the Company. Mr. Harris has been associated with Toccoa Casket Company, Toccoa, Georgia, a manufacturer of caskets, since 1952 in various positions, and he served as President of that company from 1978 until March 1992, when the Toccoa Casket Company was sold. He currently remains in a management position with the Toccoa Casket Company. Mr. Harris has also been President and Chairman of

J. H. Enterprises, Inc., an investment and service corporation, since 1973. Mr. Harris has served as a Director of The Citizens Bank, Toccoa, Georgia, since 1978 and currently serves as Chairman of that bank's Board of Directors.

     Mr. Ray C. Jones, age 65, became a Director of the Company in 1991. Mr. Jones is currently President and a Director of J & S Farms, Inc., a poultry related organization dealing in commercial eggs and feed manufacturing located in Gainesville, Georgia. Mr. Jones has served in that capacity for many years and is also involved in other poultry related businesses as an owner. Mr. Jones has served as a Director of The First National Bank of Gainesville since 1984.

     Mr. Arthur J. Kunzer, Jr., age 61, became a Director of the Company in 1982. Mr. Kunzer was co-owner and Vice President of Frierson's from 1969 until 1994 and in 1994 became the sole owner under the name Art Kunzer Men's Clothier. The store is located in Gainesville, Georgia. Mr. Kunzer has also served as a Director of The First National Bank of Gainesville since 1982.

     Mr. W. L. "Bill" Lester, age 65, became a Director of the Company in 1994. Mr. Lester was associated with the poultry industry for many years. He started Elberton Poultry, Inc. in 1955 and operated that business until it was sold in 1985. In 1985, Mr. Lester formed Lester Enterprises which is the corporate umbrella for LHP Manufacturing which manufactures bobbins for the textile industry, and Toccoa Injection Molding which manufactures molded plastic parts and goods. Mr. Lester still operates those businesses. Mr. Lester has served as a Director of Granite City Bank in Elberton since 1984 and currently serves as Chairman of that bank's Board of Directors.

     Mr. Richard A. McNeece, age 55, became a Director of the Company in 1989. Mr. McNeece joined the Company's largest bank, The First National Bank of Gainesville, in 1987 as President and Chief Operating Officer. Mr. McNeece was elected President and Chief Operating Officer of the Company in 1990, President and Chief Executive Officer in 1991, and Chairman and Chief Executive Officer in 1992. Mr. McNeece also still serves as Chairman and Chief Executive Officer and a Director of The First National Bank of Gainesville.

     Mr. Peter D. Miller, age 48, became a Director in 1991. He was elected by the Board of Directors as President, Chief Financial and Administrative Officer effective April 15, 1992. He served as Executive Vice President and Chief Financial Officer of the Company from 1983 until 1992. Mr. Miller joined the Company's first affiliate bank, The First National Bank of Gainesville, in 1977 and has served that bank in various positions including Vice President and Senior Investment Officer. He currently serves as Senior Vice President and Chief Financial Officer of The First National Bank of Gainesville and as a director of The First National Bank of Paulding County, an affiliate of the Company.

     Mr. Loy D. Mullinax, age 63, became a Director of the Company in 1989, shortly after the Pickens County Bank in Jasper, Georgia became an affiliate of the Company. Mr. Mullinax has been in the home construction business for several years and is the owner of Mullinax Truss Company in Jasper, a company in the business of fabricating and marketing trusses for buildings. Mr. Mullinax has served as a Director of Pickens County Bank since the bank was founded in 1976 and currently serves as Chairman of that bank.

     Mr. J. Kenneth Nix, Sr., age 46, became a Director of the Company in 1994. Mr. Nix is an attorney and has been a partner in the law firm Stewart, Melvin & Frost (formerly Stewart, Melvin & House) in Gainesville, Georgia since 1977. Stewart, Melvin & Frost serves as legal counsel to the Company. Mr. Nix has served as a Director of the First National Bank of White County since 1984 and currently serves as Chairman of that bank's Board of Directors.

     Mr. Edwin C. Poss, age 67, became a Director in 1984, shortly after the Bank of Clayton, Clayton, Georgia, became an affiliate of the Company. Mr. Poss, a real estate broker, has been President of Poss Real Estate, Inc., Clayton, Georgia, a firm dealing in real estate primarily in the Rabun County area, since 1970. Mr. Poss has also served as a Director of the Bank of Clayton since 1983.

     Mr. Paul J. Reeves, age 69, originally became a Director of the Company in 1984, shortly after the First National Bank of Habersham in Cornelia, Georgia, became an affiliate of the Company. He served until 1987 when he resigned to eliminate any possibility of a conflict of interest when a family member was offered an employment promotion with the Company's independent auditors. The conflict no longer exists, and Mr. Reeves was re-appointed as a Director by the Board of Directors in 1991. Mr. Reeves is President of Habersham Hardware Company in Cornelia, Georgia. Mr. Reeves has served as a Director of First National Bank of Habersham since 1957 and currently serves as Chairman of that bank's Board of Directors.

     Mr. A. Roy Roberts, Jr., age 67, was appointed a Director of the Company by the Board of Directors, effective January 20, 1993, shortly after the date on which the Citizens Bank, Cherokee County, Georgia, became an affiliate of the Company. Mr. Roberts currently serves as Chairman of that bank's Board of Directors, where he has been a director since 1966. Mr. Roberts is owner of A.
R. Roberts Co., Realtors, which is located in Cherokee County.

     Mr. Richard L. Shockley, age 69, became a Director at the origination of the Company in 1981. Mr. Shockley became Vice-Chairman of the Company in 1990, after having served as President since 1981 when the Company was established. Mr. Shockley has been associated with The First National Bank of Gainesville since 1954 when he joined the bank as a lending officer. Since that time, he has served the bank in various positions including Executive Vice President and President and currently serves as Director and Vice-Chairman. Mr. Shockley also serves as a director of several of the affiliate banks of the Company.

     Mr. Harold L. Smith, age 51, became a Director of the Company in 1992. Mr. Smith is currently Chairman of Turner, Wood & Smith, Inc., an insurance agency associated with Hilb, Rogal and Hamilton, a publicly held company. Before becoming Chairman, he served as President and C.E.O. of Turner, Wood & Smith, Inc. Mr. Smith also served as Vice Chairman of Southern Heritage Insurance Company until the company was sold in 1991. Mr. Smith was also owner and Vice-Chairman of Associated Risk Services, an insurance service provider in Atlanta from 1987 until 1993. Mr. Smith has served as a Director of The First National Bank of Gainesville since 1984.

     Mr. W. Woodrow Stewart, age 56, became a Director at the origination of the Company in 1981. Mr. Stewart, an attorney, has been a partner in Stewart, Melvin & Frost (formerly Stewart, Melvin & House), a law firm in Gainesville, Georgia, since 1967. Stewart, Melvin & Frost serves as legal counsel to the Company. Mr. Stewart has also served as a Director of The First National Bank of Gainesville since 1979.

     Mr. Bobby M. Thomas, age 48, became a Director of the Company in 1989. Since 1983, Mr. Thomas has been a Director of The Peoples Bank of Forsyth County, an affiliate of the Company, and currently serves as Chairman of that bank's Board of Directors. Mr. Thomas has been owner and President of Thomas Supply Company in Cumming, Georgia since 1975. Thomas Supply Company is a manufacturer and wholesaler of lumber products to customers all over the Southeastern United States.

     Mr. James A. Walters, age 57, became a Director of the Company in 1994. Mr. Walters started Walters Management Company in 1979 after being associated with the finance company business for several years, and he is Chairman and C.E.O. of that company. Walters Management Company provides management services to forty-two consumer finance companies, three rent-to-own locations, and one furniture store, that are owned by Mr. Walters and located in Georgia and Texas. Mr. Walters is a founding partner of Express Mortgage Company in Gainesville, Georgia, and is involved in a number of commercial real estate holdings. Mr. Walters was elected a Director of The First National Bank of Gainesville in 1993.

     Mr. Mack G. West, age 59, became a Director of the Company in 1992. Mr. West has been the owner of the Sears catalogue and appliance store in Ellijay since 1974. He has also been associated with the building supply business for several years and currently serves as Mayor of East Ellijay. Since 1981, Mr. West has served as a Director of First National Bank of Gilmer County, an affiliate of the Company, and currently serves as Chairman of that bank's Board of Directors.

     Mr. J. Michael Womble, age 42, became a Director of the Company in 1994. In 1992, Mr. Womble, who is a certified public accountant, started Southlife Properties, Inc. which buys and develops land for subdivisions, Southlife Development, Inc. which builds houses, and Southlife Realty, Inc. which markets and sells the houses. Mr. Womble is President and C.E.O. of all those companies. From 1988 to 1992, Mr. Womble was President and C.E.O. of First National Bank of Paulding County and currently serves as a

Director and Chairman of that bank's Board of Directors. From 1979 to 1988, Mr. Womble was the founder, owner and managing partner of Womble, Jackson, Gunn & Company, a certified public accounting firm.

     Mr. Joe Wood, Jr., age 40, became a Director of the Company in 1992. Mr. Wood is currently President and C.E.O. of Turner, Wood & Smith, Inc., an insurance agency associated with Hilb, Rogal and Hamilton, a publicly held company. Mr. Wood has been associated with Turner, Wood, & Smith, Inc., since 1977, becoming its President and C.E.O. in 1990. Mr. Wood has served as a Director of The First National Bank of Gainesville since 1990.

     There are five other persons who are serving as Executive Officers of the Company, but who are not Directors of the Company. They are set forth below. All officers are elected annually by the Board of Directors to serve a one year term.

     Mr. Bryan F. Bell, age 48, is currently serving as Senior Vice President, Affiliate Credit Administration, for the Company. Mr. Bell served as President and C.E.O. of the First National Bank of White County, an affiliate of the Company, from 1986 until 1991. Mr. Bell transferred to a credit officer position with the Company in 1991. He currently also serves as a Director of the Citizens Bank, Cherokee County.

     Mr. C. Talmadge Garrison, age 62 is currently serving as Senior Vice President, Secretary and Treasurer of the Company. He also currently serves as Senior Vice President and Secretary of The First National Bank of Gainesville. Mr. Garrison has been associated with the Company and The First National Bank of Gainesville in various management positions since 1963.

     Mr. J. Reid Moore, age, 41, is currently serving as Group Vice President and Controller, for the Company. Mr. Moore joined the Company in this position in 1993. From 1990 to 1993, Mr. Moore served as the Controller for the Company's lead bank The First National Bank of Gainesville. From 1982 until 1990, Mr. Moore worked for Peoples Bancorporation in Rocky Mount, North Carolina, most recently as Senior Vice President and Controller.

     Mr. Stephen Rownd, age 35, is currently serving as Senior Vice President, Credit Policy, for the Company. Mr. Rownd joined the Company in this position in 1991. From 1990 to 1991, Mr. Rownd was Senior Vice President, Credit Policy, for Barnett Bank of Atlanta. From 1988 to 1990, Mr. Rownd was Vice President -- Credit Administration Manager for Barnett Bank of South Florida in Miami.

     Mr. Richard D. White, age 45, is currently serving as President and a Director of The First National Bank of Gainesville. Mr. White has served in various bank management positions, including Executive Vice President, since joining the bank in 1972.

     There are no family relationships among the Director Nominees or Management personnel of the Company. None of the above Director Nominees or Management personnel have been involved during the last five years in legal proceedings relating to the Bankruptcy Act, criminal proceedings, or securities violations.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE LISTED DIRECTOR NOMINEES TO HOLD OFFICE UNTIL THE 1996 ANNUAL MEETING OF SHAREHOLDERS HELD FOR THE PURPOSE OF ELECTING DIRECTORS.

BYLAWS PROVISIONS FOR ELECTION OF DIRECTORS

     The Bylaws of the Company provide that "the Board shall consist of not less than five nor more than twenty-five Shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the Shareholders at any meeting thereof; PROVIDED, HOWEVER, that the Board may not increase the number of Directors to a number which; (i) exceeds by more than three the number of Directors last elected by Shareholders where such number was fifteen or less; and (ii) to a number which exceeds by more than four the number of

Directors last elected by Shareholders where such number was sixteen or more, but in no event shall the number of Directors exceed twenty-five.

     The Bylaws state the following: "Nominations for election to the Board may be made by the Board or by any Stockholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of Directors. Nominations other than those made by or on behalf of the existing management of the Corporation, shall be made in writing and shall be delivered or mailed to the President of the Corporation, not less than 14 days nor more than 50 days prior to any meeting of Shareholders called for the election of Directors, provided however, that if less than 21 days' notice of the meeting is given to Shareholders, such nomination shall be mailed or delivered to the President of the Corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying
Shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee;
(d) the name and residence address of the notifying Stockholder, and (e) the number of shares of capital stock of the Corporation owned by the notifying Shareholder. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the Chairperson of the meeting, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee."

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held six meetings (four regular and two telephone conference) during the year ended December 31, 1994. Those matters requiring a formal vote at times other than regular meetings are normally handled by called meetings, telephone conference or consent minutes.

     The Board has four formal committees, which are the Audit Committee, the Executive Compensation Committee, the Employee Benefit Committee and the Strategic Planning Committee. The Audit Committee receives the reports of and makes recommendations to the internal auditors, recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews the scope and results of the audits, internal accounting controls, audit practices and the professional services furnished by the independent auditors to the Company. The Audit Committee met three times during 1994. Audit Committee members for 1994 were Ray C. Jones, Chairman, Arthur J. Kunzer, William L. Lester, Edwin C. Poss, James A. Walters, J. Michael Womble, and Joe Wood, Jr.

     The Executive Compensation Committee was established in 1988 for the purpose of considering compensation matters for Company officers and affiliate banks' chief executive officers. The Executive Compensation Committee for 1994 met three times in 1994 and, on January 18, 1995, to consider compensation matters for 1994. Executive Compensation Committee members for 1994 were W. Woodrow Stewart, Chairman, John A. Ferguson, Jr., James H. Harris, Jr., Harold
L. Smith, Bobby M. Thomas, and J. Michael Womble, who was appointed in April
1994.

     The Employee Benefit Committee was established in 1987 for the purpose of considering changes needed in employee benefit plans in the Company and various affiliate banks. The Employee Benefit Committee also receives audit and performance reports prepared on the various benefit plans. The Employee Benefit Committee met three times, once in regular session and twice by telephone conference, in 1994. Employee Benefit Committee members for 1994 were Jane W. Banks, Chairperson, Thomas S. Cheek, Loy D. Mullinax, Paul J. Reeves, A. Roy Roberts, Jr., Richard L. Shockley and Mack G. West.

     The Strategic Planning Committee was established in 1992 to assess and evaluate the strategic growth and direction, as well as the business strategy, of the Company, with the goal of determining the best alternatives to enhance shareholder value. The committee also has the responsibility to evaluate merger and acquisition alternatives for the Company. The Strategic Planning Committee members for 1994 were Richard A. McNeece, Chairman, Jane W. Banks, James H. Harris, Jr., Ray C. Jones, J. Kenneth Nix, Sr., Paul J. Reeves, W. Woodrow Stewart, and Bobby M. Thomas. The committee met three times, once in regular session and twice by telephone conference, during 1994.

     The full Board acts on all other Company matters, and therefore the Company does not have a standing nominating committee or other committee performing a similar function.

     All Directors attended 75% or more of the aggregate of all Board of Directors meetings and all meetings of the Committees of the Board of Directors with the exception of Messrs. Miller, Smith, and Thomas. President Miller's attendance would have been 100% had he not been out of state in Florida conducting negotiations on the currently proposed merger of FF Bancorp, Inc. with and into the Company.

         SECURITY OWNERSHIP OF DIRECTORS, NOMINEES, EXECUTIVE OFFICERS,
                AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP

     The following table sets forth the beneficial ownership of the Company's only outstanding class of securities, common stock, $1.00 par value, held by the Directors, Nominees for Director, Executive Officers, and Directors and Executive Officers as a group as of December 31, 1994.

                                                            AMOUNT AND NATURE OF             PERCENT
                         NAME                           BENEFICIAL OWNERSHIP(1)(2)(3)   OF CLASS(1)(2)(3)
- ------------------------------------------------------- -----------------------------   -----------------
Jane Wood Banks........................................             187,710                    1.13%
Thomas S. Cheek........................................              39,354                     .24%
John A. Ferguson, Jr...................................               2,727                     .02%
James H. Harris, Jr....................................              18,012                     .11%
Ray C. Jones...........................................             103,612                     .63%
Arthur J. Kunzer, Jr...................................              26,639                     .16%
W. L. Lester...........................................              20,895                     .13%
Richard A. McNeece.....................................              93,351                     .56%
Peter D. Miller........................................              56,032                     .34%
Loy D. Mullinax........................................              21,517                     .13%
J. Kenneth Nix, Sr.....................................             163,103                     .99%
Edwin C. Poss..........................................               7,957                     .05%
Paul J. Reeves.........................................              69,623                     .42%
A. Roy Roberts, Jr.....................................              59,232                     .36%
Richard L. Shockley....................................              49,562                     .30%
Harold L. Smith........................................              67,535                     .41%
W. Woodrow Stewart.....................................               4,010                     .02%
Bobby M. Thomas........................................              55,271                     .33%
James A. Walters.......................................               3,533                     .02%
Mack G. West...........................................               5,854                     .04%
J. Michael Womble......................................              14,649                     .09%
Joe Wood, Jr...........................................              45,763                     .28%
Bryan F. Bell..........................................              19,714                     .12%
C. Talmadge Garrison...................................              45,159                     .27%
J. Reid Moore..........................................               3,421                     .02%
Stephen M. Rownd.......................................               1,593                     .01%
Richard D. White.......................................              25,147                     .15%
All Directors and Executive Officers as a Group (27
  persons).............................................           1,210,975                    7.28%

- ---------------

(1) Included in the listing above for Jane Wood Banks are 100,000 shares held in a partnership account over which Mrs. Banks has voting and investment power. Not included in the listing are 302,201 shares owned by adult sons, one adult daughter and by grandchildren over which Mrs. Banks asserts no voting or investment power. Included in the listing above for John H. Ferguson, Jr. are 1,500 shares in a retirement plan managed through his employer as to which he may assert voting or investment power. Included in the listing above for James H. Harris, Jr., are 562 shares owned by his wife and adult son to which he shares voting and investment power. Included in the listing above for Ray C. Jones are 5,608 shares held in his wife's name over which he shares voting and investment power. Not included in the listing for Mr. Jones are 19,428 shares in the names of his adult children or held jointly with their spouses over which he has no voting or investment power. Included in the listing above for Arthur J. Kunzer, Jr., are 2,616 shares owned by his wife to which he shares voting and investment power. Included in the listing above for W. L. Lester are 6,699 shares held jointly with his wife over which he shares voting and investment power. Not included in the listing above for Loy D. Mullinax are 1,449 shares owned by his adult son and adult daughter and by his grandchildren to which he asserts no voting or investment power. Included in the listing above for J. Kenneth Nix, Sr. are 644 shares held by Mr. Nix as custodian for his children and 576 shares in a grantor trust, to which he has voting and investment power. Not included in the listing above for Mr. Nix are 36,131 shares owned by trusts for Mr. Nix's children for which Mr. Nix's mother serves as trustee, and over which Mr. Nix asserts no voting or investment power. Included in the listing above for Edwin C. Poss are 258 shares owned by his wife to which he shares voting and investment power. Included in the listing above for Paul J. Reeves are 31,890 shares held by his wife over which he shares voting and investment power. Included in the listing above for A. Roy Roberts, Jr., are 16,838 shares owned by his wife to which he shares voting and investment power. Also included in the listing above for Mr. Roberts are 3,182 shares held in his adult sons' names to which he shares voting and investment power. Included in the listing above for Richard L. Shockley are 7,348 shares owned jointly by him, his wife and sons to which he shares voting and investment power. Included in the listing above for Mr. Smith are 3,696 shares owned by his wife to which he shares voting and investment power. Not included in the listing above for Mr. Smith are 1,213 shares owned by his adult son over which he has no voting or investment power. Included in the listing above for W. Woodrow Stewart are 575 shares in a grantor trust to which he has voting and investment power. Included in the listing above for Bobby M. Thomas are 4,466 shares held in custody for minor children, to which he has voting and investment power. Included in the listing above for Mr. Wood are 16,614 shares either held by his wife and/or held jointly with his wife and shares held in custody for minor children to which he shares voting and investment powers. Included in the listing above for C. Talmadge Garrison are 585 shares in the name of his wife over which he shares voting and investment power. Not included in the above listing are 2,083 shares owned by Mr. Garrison's adult son and adult daughter over which he has no voting or investment power. Included in the listing above for Bryan F. Bell are 8,835 shares held jointly with his wife, to which he shares voting and investment power. Also included in the listing above for Mr. Bell are 300 shares held in custody for minor children as to which he has voting and investment power.

(2) With respect to each present or former executive officer of the Company and all directors and officers as a group, the number of shares and percent of class in the above table assumes that each such person has exercised all stock options held by such person as of December 31, 1994 and issued under the stock option plans of the Company, if and to the extent that such options were exercisable within 60 days of December 31, 1994 and beneficially owned by that officer. Included in the listing above are shares which such persons have the option to purchase under stock options issued under the Company's stock option plans for the years 1987 through 1994. The options have various grant dates, with the option price per share (the fair market value on date of each grant), ranging from a low of $11.167 per share for options issued in 1991 to a high of $21.00 per share for options issued in 1994. The numbers and percentages of shares shown in the above table as owned by the following persons and by all directors and officers as a group assume that the following stock options had been exercised: Mr. Shockley, 6,750 shares; Mr. McNeece, 24,732 shares; Mr. Miller, 20,510 shares; Mr. Garrison, 16,750 shares; Mr. White, 15,510 shares; Mr. Bell, 6,630 shares; Mr. Rownd, 1,540 shares; Mr. Moore, 2,660 shares; and all directors, and executive officers (including the above individuals), 95,082 shares. Directors who are not also executive officers or former executive officers do not participate in the stock option plans.

(3) With respect to each present or former executive officer of the Company and all Directors and Officers as a group, the number of shares and percent of class in the above table includes the amount of shares held in the particular executive officer's account under the Company's 401(k) Plan, under which participants can elect for a portion of their 401(k) funds to be invested in Company stock. At September 30, 1994, Mr. McNeece, with funds in his 401(k) account invested in Company stock, had 6,667 shares in his 401(k). Mr. Bell with funds in his 401(k) account invested in Company stock, had 2,175 shares. Mr. Moore held 437 shares of Company stock in his 401(k) account.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth the beneficial owner of the Company's only outstanding class of securities, common stock, $1.00 par value, who to the Company's knowledge owned beneficially more than 5% of the Company's outstanding common stock as of December 31, 1994.

                                                                    AMOUNT AND NATURE OF   PERCENT
                         NAME AND ADDRESS                           BENEFICIAL OWNERSHIP   OF CLASS
- ------------------------------------------------------------------  --------------------   --------
Edrayco...........................................................        1,135,501          6.86%
The First National Bank
  P. O. Drawer 937
  Gainesville, Georgia 30503

     The shares listed above in the name of Edrayco are shares held in various trust accounts of The First National Bank of Gainesville (a wholly owned subsidiary of the Company), as trustee for its trust customers. Depending on the terms of each trust, the Bank, as trustee, may exercise no voting or investment control, or may exercise either shared voting power, shared investment power, sole voting power, sole investment power, or a combination of the foregoing. As of December 31, 1994, the Trust Department of The First National Bank of Gainesville had sole voting power with respect to 705,689 shares and sole investment power with respect to 714,775 shares, shared voting power with respect to 315,268 shares and shared investment power with respect to 334,487 shares. Not included in the listing above are 10,963 shares held in trust accounts over which the Trust Department has no voting or investment power.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT

     In general, the established objective of the Compensation Committee is to support attainment of the Company's mission of increasing shareholder wealth, through the employment of a compensation approach that ensures that the total compensation package for key officers: (1) is linked directly to measurable business and strategic goals; and (2) is consistent with other financial institutions in the southeastern region that are similar in performance and size. To that end, it is the Committee's policy that: (1) executive compensation programs should be designed to attract and retain qualified executives whose performance is critical to the long-term success of the Company; (2) through the appropriate use of stock programs, executives should be given the opportunity to increase their stock ownership in the Company in exchange for their successful long-term strategic management and the enhancement of shareholder value; (3) executives should have a substantial amount of their compensation package held "at risk" and dependent upon achievement of Board approved financial and strategic goals; and (4) executives should be rewarded for both annual and long-term performance.

     The Compensation Committee believes that it is critical that the total executive compensation program be designed in a manner which promotes the long term success of the Company and resultant increase in shareholder value.

     Base salaries of executives are determined by both individual performance and competitive compensation data in conjunction with the recommendation of the benefits consulting division of Ernst & Young, a national accounting firm ("the consultants"). The Compensation Committee has established a goal of paying salaries that are competitive within southeastern financial institutions of similar asset size and performance in order to attract and retain key executives in a highly competitive environment. Decreased reliance on base compensation in the total compensation package, with increased reliance on incentive compensation based on performance, is the Compensation Committee's intent. Actual salary increases are awarded through the appraisal of individual performance results based on a disciplined wage and salary administration program and the spread, if any, between the executive's current base compensation and the competitive base compensation median of a peer group of southeastern financial institutions (the "compensation peer group"). Competitive base compensation medians are determined annually utilizing various industry sources of information on the compensation peer group, with validation by the Company's consultants. Since the Company's return on average assets for 1993 placed the Company in the upper range of performance among the compensation peer group, the Compensation Committee felt that the base compensation of Company officers should be at least equal to the midpoint of the competitive base compensation range of the compensation peer group. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Thus, the compensation peer group is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included below in this Proxy Statement.

     It is the policy of the Compensation Committee that the salary for the CEO be set under the same guidelines as used for the executive officers and other officers, while having the salary of the CEO be competitive enough in the banking industry to attract and retain a CEO capable of administering policies of the Board and increasing shareholder value. If the CEO fulfills these goals, then it is the policy of the Compensation Committee to set his salary at least at the competitive median for salaries of all CEO's who manage bank holding companies of similar size and performance characteristics. The salary range was determined using compensation peer group surveys as obtained by various compensation consulting organizations. In setting the salary ranges for 1994, the Company's Human Resources Division used compensation surveys of Cole, Sheshunoff, Mercer ECS and the Georgia Bankers Association. The performance of the CEO and the Company was measured by comparing the Company's return on average assets with that of the compensation peer group and the Company's five year cumulative total return for the Company's return for the Company's stock when compared to the selected Dow Jones Industry Peer Group of 90 southern banks and the selected NASDAQ Market Value Index. The Company's return on average asset performance for 1993 was determined to be in the upper level range of the compensation peer group. The five year cumulative total return for the Company's stock showed an increase of 20.7% from 1993 to 1994. This compared to an increase of 20.0% for the NASDAQ Market Value Index and an increase of 7.5% for the Dow Jones Industry Peer Group. Since the return was significantly above the Dow Jones performance, and slightly above the NASDAQ Market Value Index performance, the Compensation Committee determined the 20.7% increase in the five year total return on the Company's stock was very acceptable, and it was deemed appropriate that the CEO's salary be moved toward the midpoint of salary range as established.

     The competitive median salary for 1994, which was arrived at by taking 1993 salary information and projecting the amounts forward for 1994, for CEOs based on the compensation peer group review was determined to be $355,000. CEO McNeece's salary for fiscal year 1993 was $336,300. Since it was determined that the Company performed in the upper range of performance in comparison with the compensation peer group based on return on average assets and the Company's cumulative total return on stock value was acceptable, the Compensation Committee felt that CEO McNeece's salary should be at least comparable to the midpoint salary range for CEOs of the compensation peer group. The Committee's policy over the last three years has been to gradually increase the compensation of the CEO to a level closer to the compensation peer group median. The Committee proposed a 1.5% increase, or $5,000, for CEO McNeece for 1994, for this purpose.

     A merit increase was also considered due to the performance of Bancorp for 1993 as indicated above and the individual performance rating of CEO McNeece. Performance ratings for each executive officer are determined based on specific criteria for each officer position. For the CEO it is based on whether the goals and objectives of the Company as established in the Strategic Plan for the prior fiscal year were met. The goals under the Strategic Plan for the Company for a particular fiscal year may differ from the goals for another fiscal year. The performance rating of the Company CEO is a subjective determination on the part of the Compensation Committee, after reviewing the performance of the Company under the goals and objectives set forth in the Strategic Plan. The Compensation Committee determined that most of the goals of the Strategic Plan for 1993 were met, including (i) attainment of earnings per share objectives, (ii) performance of the Company's stock above the level of performance of the peer group of southeastern banks, (iii) continued promotion of the investor relations program to attract additional investment by institutional investors and to increase trading volume in the company's stock, (iv) acquisition of two affiliate banks through merger and the negotiation of a definitive agreement for the acquisition of a third affiliate bank, and (v) overall management leadership in ensuring that the banking needs of the Company's customer base and banking needs of the communities in the Company's market area are met. Consequently, CEO McNeece's performance rating qualified him for an upward adjustment in his annual salary. Using the 1994 merit increase guidelines applicable to all executive officers, CEO McNeece's performance qualified him for a 7.4% merit increase ($25,000) in annual salary. The aggregate increases to annual salary for CEO McNeece described above were $30,000, thus raising his annual salary for 1994 to $366,300.

     The Company's incentive compensation plan is a key element in the shift towards variable pay in the overall compensation program. The cash incentives available under the incentive compensation plan tie a portion of the executive's compensation directly to key measures of corporate performance. The incentive compensation plan focuses on three specific criteria of performance: (1) earnings momentum (based on earnings per share for certain participants and net income for other participants), (2) asset quality (based on individual standards for certain participants and the sufficiency of allowance for loan losses and leases for other participants), and (3) strategic objectives (based upon individual objectives for certain participants and attainment of strategic priorities in the annual business plan for other participants). Each of the criteria is measured on an annual basis. The primary purpose of the incentive compensation plan is to motivate eligible participants to attain specific annual goals in each of the three performance categories.

     For 1993 and prior years, for the incentive plan to be operative for any participant, the Company had to first attain a minimum level of performance, defined as follows: (1) a base return on average assets of the greater of (a) 90% of the Company's average return on average assets for the past three years, or (b) 90% of the past three year average return on average assets for the bank holding companies which are comparable in asset size to the Company as determined in the Bank Holding Company Information Report as published by the Federal Reserve Bank of Atlanta. In addition, the Company had to have attained at least a net income performance equivalent to 90% of business plan net income. Once those criteria were met, the plan became operative for Company and affiliate bank participants who had to then meet further performance criteria under the earnings, asset quality, and strategic goals categories.

     For 1994 and future years, the Committee considered, approved and recommended to the Company's directors that the levels of performance under the incentive compensation plan be relaxed so that a participant could reasonably expect to achieve some award under the plan with proper performance. The Committee approved and recommended an amendment to delete the requirement that the Company attain an average return on assets of at least 90% of the three preceding years' average return on assets. The 90% of business plan net income threshold was retained, however. Another amendment approved and recommended by the Committee revised the requirement that a participant attain 100% of plan expectations under the earnings, asset quality and strategic goals criteria, to require that a participant need attain only 90% of plan expectations for a criterion to earn an award of incentive compensation for performance under that criterion, with payout levels reduced for a participant's performance between 90% and 100% of plan expectations for each criterion. That is, full payout with respect to a criterion is made only if the participant meets 100% of plan expectations for that criterion. The board of directors of the Company approved the above-described changes to the incentive compensation plan on January 19, 1994. Under the earnings criterion the Company CEO and President receive awards only if the Company meets the earnings per share goals. For all other participants, the Company and affiliate banks are required to meet net income to plan expectations. Under asset quality goals the Company officers listed in the Compensation Table and most other participants receive awards only if the Company or the individual participants affiliate bank meet the allowance for loan and lease losses ratio goals which are established annually. Under the strategic objective goals, objectives are customized and strategic priorities are defined in the respective annual business plans and accomplishments are then measured against the plan. Each of the three above criteria have been assigned a weighting which reflects the relative importance of the three to the whole of the incentive award. In the case of the CEO shown in the Compensation Table, the criteria weightings are 60% for earnings, 20% for asset quality, and 20% for meeting strategic objectives. Incentive compensation awards are based on a percent of compensation for the level of performance attained under each criteria.

     The Committee determined, based on information presented by management, that the required standards under the incentive compensation plan were met by the Company and by several of the affiliate banks for 1994. The Committee determined that the Company's executive officers were each entitled to an award under the plan based upon performance of the Company at the levels established in the plan, after reviewing and evaluating the performance of the Company's executive officers under the specific criteria set forth in the plan. CEO McNeece qualified for an award of $87,188, based on his performance under the incentive compensation plan criteria, as weighted, for 1994. However, CEO McNeece elected not to receive the award he qualified for in 1994 under the incentive compensation plan. Mr. Miller made the same election with respect to incentive compensation he qualified for in 1994. CEO McNeece and Mr. Miller explained to the Committee their reason for not accepting the awards was that though the performance of the Company in 1994 was good, it did not meet their expectations, particularly due to the revenue decline in the Mortgage Source division of The First National Bank of Gainesville. CEO McNeece reported to the Committee that several of the affiliate banks had performed extremely well in 1994, and that these affiliate banks' CEOs and other executive officers should receive their awards under the incentive compensation plan. The Committee accepted CEO McNeece's and Mr. Miller's elections not to receive an award of incentive compensation.

     The Committee has determined that stock options should be provided to key executives to provide incentive for longer term corporate performance and to increase executive stock ownership in the Company. The grant of an option provides no immediate benefit to the executive and value is realized only to the extent that the price of Company stock rises above the exercise price, the current market price at the time of the grant.

     Option grants are based on a "stock option grant multiple" methodology, a standard industry approach recommended by the Company's consultants and adopted by the Compensation Committee. The methodology is generally a formula which determines the number of options to be granted a key officer by multiplying the percentage established for each officer position times the base salary of the officer. The resulting amount is then divided by the option price (fair market value of a share of Company stock at the date of grant) to determine the number of options to be granted to the officer. This methodology does not consider the number of previously granted stock options and stock awards which have been made to an officer. Under this methodology, the award of options for a particular year is based strictly on the multiple of the officer's base salary established by the Compensation Committee, and that multiple does not fluctuate, except based upon the performance of the officer, as determined by the Committee.

     The Compensation Committee considered and approved a list of recommended stock option grants which were granted and issued with a January 19, 1994 issue date. The Summary Compensation Table discloses those shares granted to the executive officers shown in the table. In the case of CEO McNeece, options were awarded for the number of shares having an aggregate exercise price equal to 95% of base salary, the established multiple for him.

     The Target Ownership Plan of the Company, which requires key officers of the Company and its affiliate banks to achieve a designated level of ownership of Company stock, was recommended by the Compensation Committee and approved by the Board of Directors in January 1994. The Target Ownership Plan requires key officers, through personal initiative to achieve a level of stock ownership which ensures (1) that the key officers share an "owners" perspective and are focused on long-term shareholder value creation, and (2) that key officer wealth accumulation is directly linked to Company shareholder returns. The plan applies to the executive officers of the Company listed in the Summary Compensation Table above, other key Company officers, affiliate bank chief executive officers and affiliate bank executive vice presidents. The Target Ownership Plan requires that those named officers accumulate a target number of Company shares within a five year period. The target for each officer is based on a multiple of the compensation of the particular officer, with the market value of shares to be acquired being equal to a multiple of five times compensation for the chief executive officer of the Company, four times compensation for the president of the Company, two times compensation for the president of the largest affiliate bank, and one times compensation for all other officers under the plan. The Target Ownership Plan is non-compensatory. Under the plan no shares or options are granted by the Company to the key officers.

     The Compensation Committee recommended that the Company's board of directors approve and adopt the Performance-Based Restricted Stock Plan (the "Restricted Stock Plan") for the benefit of Messrs. McNeece, Miller, and Richard
D. White, the President of The First National Bank of Gainesville. The directors of the Company approved and adopted this plan in January 1994, and it was presented to and approved by the shareholders at the annual shareholder's meeting on April 20, 1994. A full discussion of the major terms, limitations, and conditions of the plan was presented in the proxy statement for the 1994 annual shareholder's meeting, beginning at page 19 of that proxy statement under the caption "Performance-Based Restricted Stock Plan Proposal."

     The Restricted Stock Plan provides for 90,000 shares of Company stock to be reserved for issuance as awards under the plan, plus sufficient additional shares to be purchased with cash dividends paid on the shares awarded under the Plan. The Restricted Stock Plan provides for awards of Company stock to be made to CEO McNeece, President, CAO and CFO Miller, and Richard D. White, President of The First National Bank of Gainesville, if and when specified target prices are reached over a sixty consecutive day period by Company stock. The target prices are $29.00 per share, $33.00 per share, and $37.00 per share. CEO McNeece will be awarded 13,333 shares each time a target price is met, or a total maximum of 40,000 shares. Mr. Miller will be awarded 10,000 shares each time a target price is met, or a total maximum of 30,000 shares. Mr. White will be awarded 6,667 shares each time a target price is met, or a total maximum of 20,000 shares. The Restricted Stock Plan provides that all awards must have been earned by December 31, 1999.

     Shares which are actually awarded under the Restricted Stock Plan to Messrs. McNeece, Miller and White upon attainment of one or more target prices by the Company's stock, are subject to forfeiture if (1) the participant does not meet the specified level of stock ownership required under the Target Ownership Plan (described above) by the date vesting under the Restricted Stock Plan would otherwise occur, or (2) the participant terminates employment prior to the earlier of age 65 or completion of eight years of service after the shares are awarded, for reasons other than death, disability, a change of control of the Company, or an involuntary termination without reasonable cause.

          W. Woodrow Stewart, Chairman                        Harold L. Smith

          John A. Ferguson, Jr.                               Bobby M. Thomas

          James H. Harris, Jr.                                J. Michael Womble

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The table and graph below present for the fiscal years indicated, the five year cumulative total return for the Company's stock, assuming reinvestment of dividends, with that of a broad equity market index (NASDAQ Market Value Index) and the Dow Jones Industry peer Group (BAS), composed of 90 southern U.S. banking organizations.

                                                                FISCAL YEAR ENDING
                                               -----------------------------------------------------
                   COMPANY                     1989    1990      1991      1992      1993      1994
- ---------------------------------------------  ----    -----    ------    ------    ------    ------
First National Bancorp, Georgia                100     81.72    112.50    134.15    161.97    153.69
Peer Group, Dow Jones, BAS                     100     70.55    122.96    166.56    176.19    175.19
Broad Market Index, NASDAQ                     100     81.12    104.14    105.16    126.14    132.44

                                                   Dow Jones
                                     First         Industry,      Nasdaq Mar-
      Measurement Period           National        Southern       ket Valu e
    (Fiscal Year Covered)           Bancorp          Banks           Index
1989                                       100             100             100
1990                                     81.72           70.55           81.12
1991                                    112.50          122.96          104.14
1992                                    134.15          166.56          105.16
1993                                    161.97          176.19          126.14
1994                                    153.69          175.19          132.44

     ASSUMES $100 INVESTED ON JANUARY 1, 1990; ASSUMES DIVIDEND REINVESTED.
                        FISCAL YEAR ENDING DECEMBER 31ST

SUMMARY COMPENSATION TABLE

     The following table summarizes the key elements of executive compensation previously discussed. The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered in all capacities during the fiscal years ended December 31, 1994, 1993, and 1992.

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                           ANNUAL COMPENSATION                      ------------
                                           ----------------------------------------------------      SECURITIES
           NAME AND                                                            OTHER ANNUAL          UNDERLYING
      PRINCIPAL POSITION          YEAR     SALARY ($)      BONUS ($)(1)     COMPENSATION ($)(2)     OPTIONS (#)
- ------------------------------    ----     -----------     ------------     -------------------     ------------
Richard A. McNeece                1994      $ 366,300        $    -0-             $ 1,000               15,200
Chairman and C.E.O.               1993        336,300         117,705               1,000               16,000
                                  1992        300,000          21,000               1,000               16,500
Peter D. Miller                   1994        265,200             -0-               1,000                8,750
President, C.A.O., and C.F.O.     1993        245,200          61,300               1,000                9,400
                                  1992        225,000          16,313               1,000                7,500
C. Talmadge Garrison              1994        155,500          14,623               1,000                4,250
Senior Vice President,            1993        149,400          22,410               1,000                6,000
Secretary & Treasurer             1992        143,400           8,604               1,000                6,750
Richard D. White                  1994        215,000             -0-               1,000                5,550
President, The First National     1993        195,000          39,000               1,000                6,000
Bank of Gainesville               1992        170,000          10,880               1,000                6,000
Bryan F. Bell                     1994        117,300          23,843               1,000                2,650
Senior Vice President, Credit     1993        110,800          24,930               1,000                4,000
First National Bancorp            1992        105,500           7,955               1,000                4,500


           NAME AND                ALL OTHER
      PRINCIPAL POSITION        COMPENSATION ($)
- ------------------------------  ----------------
Richard A. McNeece                  $ 32,359(3)
Chairman and C.E.O.                   36,818(3)
                                      24,000(3)
Peter D. Miller                       21,629(3)
President, C.A.O., and C.F.O.         25,402(3)
                                      18,000(3)
C. Talmadge Garrison                  12,571(3)
Senior Vice President,                13,984(3)
Secretary & Treasurer                 11,472(3)
Richard D. White                      12,000(3)
President, The First National         17,550(3)
Bank of Gainesville                   13,600(3)
Bryan F. Bell                         12,778(3)
Senior Vice President, Credit          9,972(3)
First National Bancorp                 8,440(3)

- ---------------

(1) These amounts are awards made to the officer under the Company's incentive compensation plan. See the subsection entitled "Compensation Committee Report." Under the incentive compensation plan, Mr. McNeece was eligible to receive an award of $87,188 for 1994, and Mr. Miller was eligible to receive an award of $42,212 for 1994. Messrs. McNeece and Miller each elected not to receive awards they qualified for in 1994 under the incentive compensation plan. The rationale for these elections is explained in the Compensation Committee Report above.

(2) The amounts shown in this column reflect the amounts contributed by the employer to the account of each officer under the Company's employee stock purchase plan. The plan allows all employees of the Company or its affiliate banks to participate in the plan. Under the plan, upon voluntary election to participate in the plan, the participating employee may contribute up to $2,000 or 10% of compensation, whichever is less, to such employee's account under the plan. Upon such contribution, the participating employee's employer then contributes an amount equal to 50% of such employee's contribution to such employee's account. The monies are then used to purchase Company stock in the open market and the stock is held in the employee's account under the plan. The aggregate value of all perquisite and other personal benefits are not reflected and are less than 10% of total annual salary and bonus reported for each of the named officers in each of the years indicated. Perquisites paid for the above named officers include employee only portion of health, life and disability insurance premiums and some club dues.

(3) During 1992, the Company profit-sharing plan was amended by adding a 401(k) arrangement to the plan. The amount shown for 1994, 1993 and 1992, except in the case of Mr. McNeece, represents the aggregate contributions by the Company on behalf of the officer under the 401(k) profit-sharing plan, including regular Company contributions, matching contributions on employee elective deferrals under the 401(k) arrangement, and Company matching contributions on amounts deferred by the officer, if any, under the nonqualified deferred compensation plan which supplements the qualified plan (the "SERP"). In Mr. McNeece's case, the amount shown includes a portion of the premium for term life insurance coverage for each year, paid by the Company in the amount of $4,765 each year, in addition to the Company contributions under the 401(k) profit-sharing plan and the SERP.

     Salary compensation for three of the Company's key executives has increased over the past three years, as a result of performance based increases, promotion of these key executives to a higher level of responsibility, and the desire of the compensation committee to move the base compensation of key executives to the competitive median. The 1992 increase for Mr. McNeece reflected his appointment to Chairman and CEO of the Company, while the increase for Mr. Miller reflected his appointment as President, Chief Administrative and Chief Financial Officer of the Company. Mr. White was appointed President of the Company's lead bank in January 1992. Base compensation levels for these key executives remained below the competitive median in 1992. In 1993, base compensation was at the competitive median for Mr. Miller, but remained below the median for Messrs. McNeece and White. In 1994, base compensation was at the competitive median for Mr. Miller and Mr. White and somewhat above the competitive median for Mr. McNeece. See the discussion of how base compensation is determined in the Compensation Committee Report.

     In 1992, incentive awards were modest relative to target and maximum potential payouts. The lower payment of awards for 1992 reflects actual earnings and loan quality results below plan expectations. In 1993 and 1994, the Company net earnings and loan quality results improved and the incentive compensation earned was higher reflecting the pay for performance basis of the plan.

     In 1992 and 1993, the Company did not sponsor or provide to the named officers any programs for restricted or bonus stock awards or long-term incentive compensation. The Company adopted a performance based restricted stock plan for three of its key officers in 1994. A description of the restricted stock plan is located in the Compensation Committee Report above.

OPTION GRANTS TO EXECUTIVE OFFICERS IN LAST FISCAL YEAR

     The following table sets forth the stock options granted to the executive officers named in the Summary Compensation Table during fiscal year 1994 and the projected value of those stock options:

                                                 INDIVIDUAL GRANTS
                                ----------------------------------------------------
                                NUMBER OF                                              POTENTIAL REALIZABLE VALUE AT
                                SECURITIES     PERCENT OF                              ASSUMED ANNUAL RATES OF STOCK
                                UNDERLYING   TOTAL OPTIONS    EXERCISE                 PRICE APPRECIATION FOR OPTION
                                 OPTIONS       GRANTED TO      OR BASE                            TERM(2)
                                 GRANTED      EMPLOYEES IN      PRICE     EXPIRATION   ------------------------------
 NAME AND PRINCIPAL POSITION      (#)(1)      FISCAL YEAR     ($/SHARE)      DATE      0%($)(3)    5%($)      10%($)
- ------------------------------  ----------   --------------   ---------   ----------   --------   --------   --------
Richard A. McNeece                15,200          12.39%       $ 21.00      1/19/04       $0      $200,743   $508,723
  Chairman and C.E.O.
Peter D. Miller                    8,750           7.13%       $ 21.00      1/19/04       $0       115,559    292,850
  President, C.A.O., and
  C.F.O.
C. Talmadge Garrison               4,250           3.46%       $ 21.00      1/19/04       $0        56,129    142,242
  Senior Vice President,
  Secretary & Treasurer
Richard D. White                   5,550           4.52%       $ 21.00      1/19/04       $0        73,298    185,751
  President, The First
  National
  Bank of Gainesville
Bryan F. Bell                      2,650           2.16%       $ 21.00      1/19/04       $0        34,998     88,692
  Senior Vice President,
  Credit Officer

- ---------------

(1) These options were issued with a five year, 20% per year vesting schedule for exercisability with the first 20% being exercisable on January 19, 1995. These options were issued with a maximum 10 year exercise period.

(2) The dollar amounts under these columns are the result of calculations at 0%, 5% and 10% assumed annual appreciation in stock price (compounded annually over the option term) and therefore are not intended to forecast actual expected future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for an expiration date valuation, since the Company is not aware of any formula which will determine with reasonable accuracy an expiration date value based on future unknown or volatile factors. The potential realizable value to the optionee is the difference between the exercise price and the appreciated stock price at the assumed annual rates of appreciation multiplied by the number of option shares.

(3) No gain to the optionees is possible without appreciation in the stock price, which will benefit all shareholders commensurately. Zero percent appreciation in the stock price will result in zero dollars for the optionees.

     Based on the number of outstanding shares of Company stock at December 31, 1994 and the exercise price shown in the table, if the Potential Realizable Values were realized at the 5% annual rate of appreciation for the option term, the realized appreciation to all Company shareholders would be $218,447,000. At the 10% annual rate of appreciation for the option term, the realized value for all shareholders would be $553,587,000.

     All the above options were granted during the year 1994 with a five year vesting schedule and ten year exercise period. Due to the exercise dates for such options, all options would be qualified options except for 4,554 of the option shares granted to Mr. McNeece which are non-qualified. Under a qualified plan, the aggregate fair market value of stock (determined at the time of grant of the option) with respect to which options are exercisable for the first time by any optionee during any calendar year cannot exceed $100,000. This $100,000 limit refers to the price that the officer would pay to purchase the stock upon exercise of the option and has no relation to any profit or gain which the officer might receive upon exercise of the option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below sets forth the aggregated stock options exercised during the fiscal year ended December 31, 1994 and the year-end option values. The table also sets forth the number of shares received upon exercise of options and the aggregate dollar value realized upon exercise, which is the difference between the fair market value of the stock acquired upon exercise of the options and the exercise price for such options. The table also sets forth the total number of unexercised options held at December 31, 1994, separately identifying those options currently exercisable and unexercisable. The table indicates the value of those options which are "in-the-money", which means the amount by which the fair market value of stock underlying certain options exceeds the exercise price of such options at December 31, 1994.

                                                                               NUMBER OF
                                                                               SECURITIES         VALUE OF
                                                                               UNDERLYING       UNEXERCISED
                                                                              UNEXERCISED       IN-THE-MONEY
                                                                               OPTIONS AT        OPTIONS AT
                                                                               FY-END(#)         FY-END($)
                                          SHARES ACQUIRED       VALUE         EXERCISABLE/      EXERCISABLE/
      NAME AND PRINCIPAL POSITION         ON EXERCISE(#)    REALIZED($)(1)   UNEXERCISABLE    UNEXERCISABLE(2)
- ----------------------------------------  ---------------   --------------   --------------   ----------------
Richard A. McNeece                              1,208          $  3,624          14,566/          $ 39,523/
Chairman and C.E.O.                                                              31,936           $ 15,669
Peter D. Miller                                 6,750          $ 14,904          16,880/          $ 82,678/
President, C.A.O., and C.F.O.                                                    16,270           $  2,030
C. Talmadge Garrison                           11,999          $ 44,998          14,700/          $ 74,277/
Senior Vice President,                                                            9,050           $  1,296
Secretary & Treasurer
Richard D. White                                5,249          $ 11,590          13,200/          $ 66,060/
President, The First National                                                    10,350           $  1,296
Bank of Gainesville
Bryan F. Bell                                   8,250          $ 66,123           5,300/          $ 14,180/
Senior Vice President,                                                            5,850           $    864
Credit Officer

- ---------------

(1) Relative to those shares acquired on exercise: in the case of Messrs. McNeece, Miller, and White the market value was calculated using the average of the high and low sales price of the shares as quoted on NASDAQ on the date of exercise; in the case of Mr. Garrison and Mr. Bell, the market value was determined using the actual prices received by Mr. Garrison and Mr. Bell upon sale of some shares immediately after exercise, such sales being permitted under S.E.C. Release No. 34-28869 and S.E.C. Rule 16b-3.

(2) In calculating the value of unexercised in-the-money options, the average of the high and low sales price of shares as quoted on NASDAQ on December 30, 1994 was used.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into change of control agreements with certain key officers of the Company or affiliates, including Messrs. McNeece, Miller, Garrison, White and Bell as well as others. Each agreement provides for compensation and other benefits to be payable to the officer in the event that the officer is involuntarily terminated without cause, or voluntarily terminates on account of a material change in such officer's duties, within two years following any change of control. A change of control includes any change in control (including successive changes in control), whether by merger, tender offer, sale of substantially all the assets of the Company or other event which results or is likely to result in a change in the control of management of the Company. A "change in duties" which would permit an officer to voluntarily terminate employment and receive payments under his change of control agreement (after the occurrence of a change of control) includes: (1) any significant change in the officer's title or the nature or scope of the officer's authorities or duties, (2) a reduction in base salary, (3) any reduction in employee benefits or perquisites, (4) relocation of the officer by more than 50 miles from his office at the time of the change in control, and (5) any adverse effect caused by the change in control on the officer's ability to exercise the authorities, powers, functions or duties attached to his position with the Company. Each change of control agreement has a three year term.

     The compensation and benefits to which an officer is entitled under his change of control agreement includes a payment equal to a multiple of the officer's base salary in effect prior to the change in control of the Company or at his date of termination, whichever base salary is greater. For Messrs. McNeece, Miller, Garrison, and White, these multiples of base salary are, respectively, 262%, 185.5%, 114.5% and 114.5%. For Mr. Bell, the level of payout is 100% of base salary plus an amount equal to the average of the annual amounts received during the preceding three years under the Company's incentive compensation plan. The level of payout to executive officers was based on recommendations by the Company's compensation consultants.

     In addition to the multiple of base salary payout, the officer will continue to be covered, or receive payment from the Company for the equivalent cost of coverage, under those medical, dental, life insurance and long-term disability programs available to Company employees generally on the date of the officer's termination. These coverages will be provided for two years after the date of termination, and the officer will be required to pay for any portion of such coverages for which employees of Company are required to pay.

     With respect to stock options held by each officer, the change of control agreement provides that any restrictions on exercisability lapse and the officer may either exercise the options or may exercise the right to have the Company pay him the difference between the value of the stock and the exercise price of the stock, within six months following termination of employment. For this purpose the value of the stock is deemed to be the greater of the value on the date the officer notifies the Company of his exercise of the right to take a cash payment or the value at the time of the change of control.

     Each change of control agreement also provides that, if any payments under the agreement are "excess parachute payments" as defined in the Internal Revenue Code, the payments to the officer will be "grossed up" so that, after the officer pays any excise taxes applicable to the excess parachute payments, the officer will receive the amounts he would have received under the change of control agreement if the payments had not been treated as excess parachute payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee members are approved each year at the meeting of the Board of Directors following the annual shareholders' meeting in April. The Compensation Committee serves from April to April, rather than the calendar year. The Compensation Committee members serving from April 1994 until April 1995 are W. Woodrow Stewart, Chairman, John A. Ferguson, Jr., James H. Harris, Jr., Harold L. Smith, Bobby M. Thomas and J. Michael Womble. The Committee members who served from April 1993 until April 1994 were W. Woodrow Stewart, Chairman, James H. Harris, Jr., J. B. McKibbon, Jr., J. M. "Ray" McRae (former C.E.O. of the Company and currently Chairman Emeritus of the Company), J. L. Nix (former Chairman and C.E.O. of the First National Bank of White County), Harold
L. Smith, and Bobby M. Thomas.

     Mr. Stewart is a partner in the law firm Stewart, Melvin, & Frost in Gainesville, Georgia. Stewart, Melvin & Frost (formerly Stewart, Melvin & House) provided legal services to the Company and one or more of its affiliate banks during 1994; and it is anticipated that the firm will provide legal services to the Company in 1995. During 1994, the Company paid the firm of Stewart, Melvin & Frost (formerly Stewart, Melvin & House) $102,194 in legal fees, and the Company's subsidiary banks, in the aggregate, paid the firm $369,450 in legal fees. In addition to fees paid to the firm by the Company and its subsidiaries, independent third party debtors paid legal fees to this firm in connection with certain transactions in which the firm represented the Company or one of its subsidiaries.

                           COMPENSATION OF DIRECTORS

     Officers who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors. In 1994, non-management Directors of the Company received a fee of $5,000 per year for their services. All non-management Directors received $200 for each committee meeting they attended which was not held on the same day as a regular Board meeting. None of the Directors received more than $800 during 1994 for committee meeting attendance. Each of the non-management Directors of the Company also served as a director on the board of one of the seventeen affiliate banks of the Company, for which each received fees for serving as a director of the particular affiliate bank.

     All Directors are eligible to participate under the Company's employee and director stock purchase plan. The plan is generally described above in Footnote
(2) to the Summary Compensation Table, and under the plan each Director may contribute up to $2,000 to his plan account. Upon such contribution, the Company then contributes to the Director's plan account an amount equal to 50% of the Director's contribution. All of the Directors, participated under the plan during 1994, and the Company contributed $1,000 to each participating Director's plan account during 1994.

     In 1994, the Company had consulting agreements with Messrs. J. M. "Ray" McRae and Richard L. Shockley, former officers of the Company. Under these agreements, Messrs. McRae and Shockley provided consulting services to the Company and were paid $24,667 and $41,000, respectively, during 1994. Mr. McRae provided services in carrying on established customer contacts, customer relations and working with current and prospective affiliate banks until his contract expired in April 1994. Mr. Shockley provides services in customer relations and serves as a liaison on the boards of several of the Company affiliate banks. Mr. McRae was named Chairman Emeritus of the Company following the termination of his service as an active Director in April 1994. Mr. McRae as Chairman Emeritus, receives fees as an honorary Director of The First National Bank of Gainesville and the Company, the same as other honorary Directors of those stated entities.

                          TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, the Company and the subsidiary banks have had and anticipate that they will continue to have transactions with various directors, officers, principal shareholders, and their associates. All loans and commitments to extend loans included in such transactions were made in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing from time to time for comparable transactions with other unaffiliated persons, and in the opinion of the management of the banks, do not involve more than a normal risk of collectibility or present any other unfavorable features. In management's opinion, the aggregate amount of extensions of credit outstanding at any time from the beginning of the last fiscal year to the date hereof, to a Director, Director Nominee, Executive Officer or Principal Security Holder and their associates did not exceed the maximum permitted under applicable banking regulations.

     Mr. W. Woodrow Stewart, a Director who has served since 1981 and J. Kenneth Nix, Sr., a Director who has served since 1994, are partners in the law firm of Stewart, Melvin & Frost (formerly Stewart, Melvin & House) located in Gainesville, Georgia. Mr. Stewart and Mr. Nix, who have been nominated for re-election to the Board, through their firm, provided legal services to the Company and several of its subsidiaries during 1994, and it is anticipated that their firm will also provide legal services to the Company during 1995. The amount of fees for legal services to the Company and its affiliate banks paid to Stewart, Melvin & Frost during 1994 is set forth above in the subsection entitled "Compensation Committee Interlocks and Insider Participation".

                           STOCK OPTION PLAN PROPOSAL

     The Board of Directors recommends the shareholders approve the establishment of the "1995 Employee Stock Option Plan" for senior officers of the Company or affiliate banks. In 1985, the Board of Directors of the Company became increasingly aware of the use of stock option programs by other financial institutions. At that time, the Company established the 1985 Employee Stock Option Plan. The number of stock options authorized in the 1985 Plan were fully granted. In 1988, 1990 and again in 1993, the Board of Directors adopted and the shareholders of the Company approved the 1988 Employee Stock Option Plan (the "1988 Plan"), the 1990 Employee Stock Option Plan (the "1990 Plan"), and the 1993 Employee Stock Option Plan (the "1993" Plan) in order to authorize the grant of additional option shares. The purpose of establishing a stock option benefit for senior officers was to retain and attract qualified individuals in those positions of responsibility within the Company's organizational structure.

     Over the past seven years, the options previously authorized under the 1988 Plan and the 1990 Plan have been fully allocated and options authorized under the 1993 Plan have been almost fully allocated. Management believes that an ongoing options program is highly desirable in order that the Company may continue to attract and retain management personnel capable of moving the Company forward in the coming years. The stock to be used for the program would be the common stock of the Company.

     The Board of Directors of the Company at its meeting on October 19, 1994, authorized and adopted the 1995 Employee Stock Option Plan (referred to herein as the "Plan" or the "1995 Plan") and directed that the Plan be submitted to the shareholders for their approval. Under the Plan, the Board of Directors of the Company is authorized to issue stock options from time to time to senior officers of the Company or its affiliate banks. The approximate number of senior officers who may be eligible to be granted options is 70. Eligibility for participation and the extent of participation is determined at the sole discretion of the Board of Directors of the Company. Any option granted under the Plan must be granted within ten (10) years of the date of adoption of the Plan by the Board. Any options issued would be for the $1.00 par value common stock of the Company, and the aggregate amount of stock for which options may be granted under the Plan is 500,000 shares. Options may be granted as qualified or "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or as nonqualified options. The senior officers who are granted options under the Plan are not required to pay any consideration for the grant of the options. The purchase price for a share of stock under any option, qualified or nonqualified, granted under the Plan shall not be less than the fair market value of the stock on the date of the grant of the option (110% of fair market value in the case of any ten percent (10%) shareholder). As of February 9, 1995, the market value of Company stock was $19.375 per share based on the last trade price. With respect to options granted under the Plan as incentive stock options under Section 422 of the Internal Revenue Code, the aggregate fair market value of stock (determined at the time of the grant of the option) with respect to which options are exercisable for the first time by any senior officer during any calendar year will not exceed $100,000, in order that the options will not exceed the dollar limits for incentive stock options under Section 422 of the Internal Revenue Code. The Board of Directors of the Company has adopted a policy relating to the Plan which requires that as many of the options granted to a senior officer for a particular calendar year be designated as incentive stock options as possible without exceeding the $100,000 cap described above, which is imposed by Section 422 of the Internal Revenue Code. Options granted to a senior officer for a calendar year which may not be designated as incentive stock options without causing the $100,000 cap to be exceeded, will be designated as nonqualified stock options. The tax consequences of incentive stock options and nonqualified stock options are discussed below.

     The Plan also provides that any option granted under the Plan shall contain additional provisions as established by the Board of Directors, setting forth the manner of exercise of such option and additional terms and restrictions which are consistent with the terms of the Plan. Each option agreement is required to contain, at a minimum, the number of shares to which the option pertains, the option price which is to be not less than fair market value on the date of grant, the terms and conditions for payment (which may include payment for shares purchased under options with other shares of the Company owned by the optionee), the term of the option and the period or periods during the term in which the option or portions thereof may be exercised (not to exceed ten years from date of grant), and a provision that the option is not transferable other than by will or the laws of descent and distribution and is exercisable during the optionee's lifetime only by the optionee.

     The Board has adopted a policy that each option granted under the Plan will have a ten-year term and will provide that the optionee may only exercise the right to purchase 20% of the shares after the expiration of one year of continuous employment by the Company or an affiliate bank from the date of grant of the option to the optionee, that the optionee may only exercise the right to purchase up to an additional 20% of the shares after the expiration of two years of continuous employment, and so forth as to the remaining shares. In effect the optionee becomes entitled to exercise the right to purchase 20% of the shares under the option after the expiration of each year during a five-year period of continuous employment by the Company or an affiliate bank.

     In addition, the adopted policy of the Board requires that each option granted under the Plan shall contain a provision providing for accelerated vesting of the optionee's right to exercise the options (where the options are not immediately exercisable as set forth in the preceding paragraph) upon the first occurrence of a "Change in Control" of the Company. A "Change in Control" generally occurs when there is a change in control over management through change in stock ownership due to merger, tender offer, sale of substantially all the assets of the Company, or other event effectively changing the control over management and the Company.

     The Plan may not be amended in any manner to increase the cost thereof to the Company without prior shareholder approval; however, the Board policies set forth in the two preceding paragraphs may be changed without shareholder approval. In addition, the current Compensation Committee and Board policies and methodology concerning allocations of stock options between the executive officers and groups of employees shown in the New Plan Benefits Table below can be changed without shareholder approval. See the discussion of the stock option grant methodology in the Compensation Committee Report above. No amendment, without the prior approval of the shareholders, shall adversely affect the exercise of options granted before the date of the amendment.

     The New Plan Benefits table below sets forth, to the extent determinable at this time, the benefits to be derived by the executive officers and other employee groups shown in the table with respect to the proposed 1995 Employee Stock Option Plan.

                               NEW PLAN BENEFITS
                        1995 EMPLOYEE STOCK OPTION PLAN

       NAME AND POSITION            DOLLAR VALUE ($)(1)     NUMBER OF UNITS(2)
- --------------------------------    -------------------     ------------------
Richard A. McNeece,                         $ 0                   15,200
Chairman & CEO
Peter D. Miller                             $ 0                    8,750
President, C.A.O., and C.F.O.
C. Talmadge Garrison                        $ 0                    4,250
Senior Vice President,
Secretary & Treasurer
Richard D. White                            $ 0                    5,550
President, The First National
Bank of Gainesville
Bryan F. Bell                               $ 0                    2,650
Senior Vice President,
Credit Officer
Executive Group                             $ 0                   40,550
Non-Executive Officer Employee
  Group                                     $ 0                   82,150

- ---------------

(1) The purchase price to exercise options granted under the 1995 Employee Stock Option Plan will be the fair market value of the stock underlying the option grants on the grant date. No dollar value or gain to the optionees is possible without appreciation in the stock price after the grant date.

(2) The number of units shown corresponds to the number of Company shares underlying options which would have been granted to the optionee(s) shown had the 1995 Employee Stock Option Plan been in existence in 1994. The number of units shown for the optionees is the number of Company shares underlying options actually granted to the optionees in 1994 under the 1993 Employee Stock Option Plan. The actual benefits or amounts which may become payable to the optionees under the 1995 Employee Stock Option Plan is not determinable at this time.

     No grant of options under the proposed 1995 Plan has been made and it is anticipated that no grant of options will be made or committed to until January 1996.

     Under the Internal Revenue Code, the options designated as incentive stock options will have certain tax consequences. The grant of the option to an employee will not be a taxable event to the employee. The transfer of stock to an employee upon his exercise of an incentive stock option is tax-free under the regular income tax provided that (i) the employee is continuously employed with the Company or an affiliate bank until at least the day which is three (3) months before the exercise of the option and (ii) the stock is not disposed of by the employee until at least two (2) years after the option was granted and one (1) year after the option was exercised. Disabled employees are allowed one (1) year from termination of employment to exercise their options. Though the exercise of an incentive stock option has no regular income tax consequences, the amount by which fair market value of the stock at exercise exceeds the option price is an adjustment used in computing alternative minimum taxable income. Gain on the subsequent sale of the stock is long-term capital gain if the employee has held the stock for more than one (1) year. If this holding period requirement is not met, the gain may be part compensation income and part capital gain, depending on the spread between the option price and the value of the stock. The Company will not be entitled to any deduction for the stock transferred to the employee except to the extent the employee realizes ordinary income upon sale of the stock. If the employee disposes of the stock, other than in an insolvency proceeding, within two (2) years after the option was granted or within a year after receiving the stock, the employee realizes ordinary income in the taxable year of disposition as to any gain up to the amount by which the stock's value on the date the option was exercised exceeds the employee's adjusted basis in the stock, or up to the excess of the amount realized upon disposition of the stock over the employee's basis in the stock, if the amount realized is less than the stock's value at the date of exercise of the option.

     The options designated as nonqualified options receive a different treatment under the Internal Revenue Code in certain respects as compared to the incentive stock options discussed above. An employee is not taxed upon grant of a nonqualified option, unless the option (not the shares underlying the option) has a readily ascertainable market value. The Internal Revenue Service generally holds that nonqualified stock options do not have a readily ascertainable market value. The transfer of stock to an employee upon his exercise of a nonqualified stock option generally results in compensation income to the employee which is measured by the difference between the fair market value of the stock on the date of exercise of the option and the purchase price paid pursuant to the option. The Company will be entitled to a deduction for any compensation income realized by the employee for the taxable year of the Company in which the employee exercises the option and realizes compensation income. Upon a subsequent sale of the stock by the employee, the employee will report gain or loss as capital gain or loss, based upon the selling price as compared to the employee's tax basis in the shares. The employee's tax basis in the shares will include the price paid for the shares plus any compensation income realized by the employee upon exercise of the option.

     Under Internal Revenue Code Section 422, options qualify as incentive stock options to the extent that options which are first exercisable in any calendar year do not exceed $100,000 (based on the exercise price of the options). To the extent that options which are first exercisable during a calendar year exceed $100,000, the options are nonqualified options. In determining which options are counted in the $100,000 cap amount, the Internal Revenue Code requires that the option be considered in the chronological order in which they were granted. In the event that the right to exercise options granted under the Plan is accelerated upon a Change in Control, as described above, all or a portion of the options which were granted as incentive stock options might become nonqualified stock options since the acceleration of their exercise date into the calendar year of the Change in Control could cause the $100,000 cap to be exceeded.

     If the Plan is approved by the shareholders, the Company anticipates that the shares subject to the Plan will be registered with the Securities and Exchange Commission and with any applicable state securities commission where registration is required. The cost of such registrations will be borne by the Company.

     As provided above, only senior officers of the Company or its affiliate banks will be eligible to receive stock options under the Plan at the discretion of the Board of Directors of the Company. This would include the executive officers listed in the Summary Compensation Table included under the section entitled "COMPENSATION OF EXECUTIVE OFFICERS" in this Proxy Statement.

     The stock options previously granted to senior officers of the Company and its affiliate banks under the prior employee stock option plans, and information on options exercised during the last fiscal year, are reflected in tables contained in the section of this Proxy Statement entitled "COMPENSATION OF EXECUTIVE OFFICERS."

     Approval of the Plan requires the affirmative vote of a majority of the total number of shares voted at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 1995 EMPLOYEE STOCK OPTION PLAN.

                             SHAREHOLDER PROPOSALS

     Any proposal that a shareholder intends to present at the 1996 Annual Meeting must be received at the Company's Principal Executive Offices (please address to the attention of C. Talmadge Garrison, Secretary) not later than November 1, 1995. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1995, subject to ratification of this appointment by the shareholders of the Company. KPMG Peat Marwick LLP has served as independent auditors of the Company for several years and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     One or more representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or by proxy and voting on this proposal at the Annual Meeting of Shareholders. If the shareholders fail to ratify the appointment of KPMG Peat Marwick LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1995 FISCAL YEAR.

                          OPTIONS, WARRANTS, OR RIGHTS

     To the best of management's knowledge, the only options, warrants or rights associated with the common stock of the Company outstanding at the present time are those options issued to key officers of the Company or affiliate banks as described in this Proxy Statement.

                                 OTHER BUSINESS

     Action will be taken on whatever other business may properly come before the meeting. Management is not aware of any other business matters to be considered at the Annual Meeting except the Report of Management and presentation of financial statements. If other matters properly come before the meeting, the persons named in the Proxy will have discretionary authority to vote proxies with respect to such matters after considering the recommendations of management.

     The minutes of the 1994 Annual Meeting will be presented at the meeting for approval. It is not intended that approval of those minutes will constitute ratification of matters referred to therein.

     Management urges you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. IF YOU DO ATTEND, YOU MAY THEN WITHDRAW YOUR PROXY.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO C. TALMADGE GARRISON, SECRETARY, FIRST NATIONAL BANCORP, P. O. DRAWER 937, GAINESVILLE, GEORGIA 30503, A COPY OF THE COMPANY'S 1994 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

February 28, 1995

                            FIRST NATIONAL BANCORP

                                                                     APPENDIX A

                             FIRST NATIONAL BANCORP

                              GAINESVILLE, GEORGIA

                        1995 EMPLOYEE STOCK OPTION PLAN


         A. Purpose. This stock option plan (the "Plan") is for the purpose of securing or retaining the services of certain senior officers of First National Bancorp (the "Company") and its subsidiaries. The Board of Directors believes that the Plan will promote and increase personal interest in the welfare of the Company and provide incentive to those key senior officers responsible for the Company's continued growth and financial success.

         B. Administration. The Plan shall be administered by the members of the Board of Directors of the Company who are "disinterested persons," as hereinafter defined. Said members of the Board, to the extent they shall determine, may receive recommendations concerning administration of the Plan from a "Compensation Committee" appointed by the Board of Directors from its members. Provided, however, a majority of the members of said Compensation Committee acting on any matter pertaining to the Plan shall be "disinterested persons," as hereinafter defined, and that any Compensation Committee from which said members of the Board receive recommendations concerning the Plan shall consist of at least three (3) members who are "disinterested persons." The term "disinterested person" as used herein shall have the same meaning as said term has in Rule 16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934, as amended, as such rule is amended or modified from time to time. References herein to the Board of Directors of Company shall be deemed to refer to the members of the Board who are disinterested persons.

         Subject to the express provisions of the Plan, the Board shall have complete authority, in its discretion, to determine the officers of the Company to whom, the times when, and the prices at which options shall be granted; the type of options to be granted, i.e., either incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Incentive Stock Options") or nonqualified stock options (the "Nonqualified Stock Options") (collectively the "Options"), the option periods, and the number of shares of the common stock of Company to be subject to each Option. With respect to each Option granted hereunder, the agreement evidencing the grant of the Option shall specifically state whether the Option is an Incentive Stock Option or a Nonqualified Stock Option, but an Option issued without designation shall be a Nonqualified Stock Option.

         The Board shall have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of the respective stock option agreements with optionees (which terms need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, in no event shall both an Incentive Stock Option and a Nonqualified Stock Option be granted together under the Plan in a manner that the exercise of one Option affects the right to exercise the other.

         C. Eligibility. Options may be granted from time to time only to certain senior officers of the Company and/or a subsidiary thereof. Any Incentive Stock Option granted under this Plan shall be granted within ten (10) years after the date of adoption of the Plan.

         D. Stock Subject to Options. Subject to adjustment as provided below, the aggregate amount of stock which may be issued under Options granted hereunder will be 500,000 shares of the common stock of the Company. The shares may be in whole or in part, as the Board shall determine, authorized and unissued shares, or issued shares which shall have been reacquired by the Company. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full, Options may be granted to other employees with respect to such unpurchased shares.

         The number of shares which may be issued under the Plan, the number of shares issuable upon exercise of Options outstanding under the Plan and the exercise price per share of such outstanding Options shall be adjusted to reflect any stock dividend, stock split, share combination or similar change in capitalization of the Company.

         After any merger of one or more corporations into the Company, any merger of the Company into another corporation, any consolidation of the Company with one or more corporations, or any other corporate reorganization of any form involving the Company as a party thereto involving any exchange, conversion, adjustment, or other modification of the outstanding shares of Company, each optionee shall, at no additional cost, be entitled, upon any exercise of his Option, to receive (subject to any required action by shareholders), in lieu of the number of shares as to which the Option shall then be so exercised, the number and class of stock or other securities or any other property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation, or other reorganization, if, at the time of the merger, consolidation, or other reorganization, the optionee had been a holder of record of the number of shares equal to the number of shares as to which the Option shall then be so exercised. Comparable rights shall accrue to each optionee in the event of successive mergers, consolidations, or reorganizations of the character described above.
Individual stock option agreements may contain provisions which are more favorable to the optionee than the above terms, provided such provisions are not inconsistent with the terms of this Plan.

         The determination of the Board in connection with the foregoing adjustments shall be within its sole discretion and shall be final, binding, and conclusive.

         E. Terms and Conditions of All Options. Any option granted pursuant to this Plan shall be granted under a written agreement with the optionee, which agreement shall contain additional provisions, as established by the Board of Directors, setting forth the manner of exercise of such option and additional terms and restrictions, not inconsistent with the terms of this Plan.

         Each stock option agreement, at a minimum, shall contain:

         (1)     the number of shares to which the Option pertains;

         (2) the option price, which shall not be less than fair market value on the date of grant (110% of fair market value in the case of a 10% shareholder);

         (3) the terms and conditions for payment, which may include payment in cash or by delivery of other shares of Company stock owned by the optionee equal in value to the exercise price;

         (4) the term of the Option and the period or periods during the term in which the Option or portions thereof may be exercised, not to exceed ten years from date of grant (five years in the case of a 10% shareholder);

         (5) a provision that the Option is not transferable by the optionee other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee;

         F. Special Limitation Applicable to Incentive Stock Options. The aggregate fair market value of the stock (determined at the time of the grant of the option) with respect to which Incentive Stock Options are exercisable for the first time by any senior officer during any calendar year shall not exceed $100,000. Any stock which is purchased pursuant to options which, when granted, were designated as Incentive Stock Options, but which, when first exercisable, cause the above limitation to be exceeded, shall, to the extent such limitation is exceeded, be treated as stock purchased pursuant to the exercise of Nonqualified Stock Options.

         G. Shareholder Approval; Effective Date. At the next regular meeting of the shareholders of Company, which has been scheduled and which will occur within the period of twelve (12) months following January 18, 1995, being the date of adoption of this Plan by the Company's Board of Directors, this Plan will be presented for consideration and approval by the shareholders. The effective date of this Plan shall be the date of approval of the Board.

         H. Stock Reserve. The Company at all times during the term of this Plan shall reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Company in connection with the exercise of options granted hereunder.

         I. Amendment and Termination. The Board of Directors shall have the power to amend this Plan and any Incentive Stock Options previously granted hereunder as it shall deem advisable from time to time to enable such Options to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and to make such other changes as the Board of Directors, in its sole discretion, deems in the best interests of Company; provided, however, that without the approval of the shareholders of the Company no such change shall (1) materially modify the requirements as to eligibility for participation in this Plan, (2) increase the number of shares of common stock which may be issued under this Plan, except as provided in Paragraph B hereof, (3) reduce the lowest price at which shares may be issued hereunder upon exercise of Options, (4) extend the duration of this Plan, or (5) materially increase the benefits accruing to participants in the Plan. Subject to the foregoing, the Board of Directors shall have the power to authorize any changes in the option agreement between the Company and any optionee under this Plan, provided such optionee consents to the modifications.

         The Board of Directors may, in its discretion, suspend or terminate this Plan at any time. No such suspension or termination shall affect options then outstanding.

         Notwithstanding any of the above, however, the Board shall not have the power to amend, modify, suspend or terminate the Plan at any time on or after the date of the first occurrence of a Change in Control. A "Change in Control" occurs when:

                          (1)any "person," including a "group" as determined in
                 accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")(other than the Company, any subsidiary of the Company, or any employee benefit plan, as defined in ERISA, or any of the foregoing) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

                          (2)as a result of, or in connection with, any tender
                 offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

                          (3)the Company is merged or consolidated with another
                 corporation and as a result of the merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company, other than (i) affiliates within the meaning of the Exchange Act or
                 (ii) any party to the merger or consolidation;

                          (4)a tender offer or exchange offer is made and
                 consummated for the ownership of securities of the company representing 50% or more of the combined voting power of the Company's then outstanding voting securities; or

                          (5)the Company transfers substantially all of its
                 assets to another corporation which is not a wholly-owned subsidiary of the Company.

         J. Withholding Taxes. Prior to the issuance of shares upon exercise of an Option, the optionee shall pay or make adequate provision for any federal or state withholding obligation of the Company, if applicable.

         K. Listing and Registration. Each option grant shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the option or the shares deliverable upon exercise thereof on any securities exchange or under any federal or state law, or the consent or approval of any government or other regulatory body, is necessary or desirable in connection with the option or the acquisition of shares thereunder, no such option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

         Any individual exercising an option under this Plan may be required, upon the request of the Board, to certify at the time of such exercise that he/she is acquiring the shares for investment and not with any intention to resell or distribute them.




                                          FIRST NATIONAL BANCORP


                                          BY:     ______________________________
                                          TITLE:  ______________________________
(CORPORATE SEAL)

                                          ATTEST: ______________________________
                                          TITLE:  ______________________________
Date: ____________________

                                                                     APPENDIX B

                             FIRST NATIONAL BANCORP

                                     PROXY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of First National Bancorp (the "Company") hereby appoints, James F. Bagwell, Charles R. Frierson, Jr. and Charles J. Thurmond or any of them, as proxies, with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned the number of votes to which the undersigned is entitled, at the Annual Meeting of Shareholders of First National Bancorp to be held on Wednesday, April 19, 1995, at 4:00 PM in the Theatre of Georgia Mountains Center, 301 Main Street, Gainesville, Georgia 30501, or at any adjournments thereof.

     Unless a contrary direction is indicated, the shares represented by the proxy will be voted for all nominees for directors named in the proxy statement enclosed herewith and for Proposals 2 and 3; if specific instructions are indicated, this proxy will be voted in accordance with such instructions. Said nominations and proposals are being made by the Board of Directors of First National Bancorp, and the approval of one matter is unrelated to the approval of any other matter proposed.

                          (Continued on reverse side)

     1. ELECTION OF DIRECTORS

     Jane W. Banks, Thomas S. Cheek, John A. Ferguson, Jr., James H. Harris, Jr., Ray C. Jones, Arthur J. Kunzer, Jr., W. L. Lester, Richard A. McNeece, Peter D. Miller, Loy D. Mullinax, J. Kenneth Nix, Sr., Edwin C. Poss, Paul J. Reeves, A. Roy Roberts, Jr., Richard L. Shockley, Harold L. Smith, W. Woodrow Stewart, Bobby M. Thomas, James A. Walters, Mack G. West, J. Michael Womble, Joe Wood, Jr.

     FOR all nominees listed at right (except as marked to the contrary.)

     WITHHOLD AUTHORITY to vote for all nominees listed at right.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- --------------------------------------------------------------------------------

     2. 1995 EMPLOYEE STOCK OPTION PLAN: TO VOTE AS INDICATED ON THE PROPOSAL TO ESTABLISH THE 1995 EMPLOYEE STOCK OPTION PLAN.

                FOR                AGAINST                ABSTAIN

     3. TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995.

                FOR                AGAINST                ABSTAIN

     IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF AND WHICH THE BOARD OF DIRECTORS DID NOT KNOW WERE TO BE PRESENTED AS OF THE DATE OF THE PROXY STATEMENT.

                                          PLEASE VOTE, DATE AND SIGN THIS PROXY
                                          AND RETURN IT AT ONCE WHETHER OR NOT
                                          YOU EXPECT TO ATTEND THE MEETING. YOU
                                          MAY VOTE IN PERSON IF YOU DO ATTEND.
                                          DATED:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                                       Signature(s)

                                          NOTE: If signing for estates, trustees
                                          or corporations, title of capacity
                                          should be stated. If shares are held
                                          jointly, each holder should sign.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                   IMPORTANT

     YOU CAN HELP THE COMPANY AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ENSURE A QUORUM BY PROMPTLY RETURNING THIS PROXY. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN ORDER THAT THE NECESSARY QUORUM MAY BE REPRESENTED AT THE MEETING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.